CONSENT OF ORIGIN MERCHANT PARTNERS

We hereby consent to the inclusion in this Registration Statement on Form F-10 being filed by WonderFi Technologies Inc. (the "Company") with the United States Securities and Exchange Commission of the summaries of and references to our Fairness Opinion dated April 2, 2023, in connection with the business combination agreement dated April 2, 2023 entered into amongst the Company, Coinsquare Ltd., and CoinSmart Financial Inc.

/s/ Origin Merchant Partners

Origin Merchant Partners

October 5, 2023